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                                                                 Exhibit 11


           UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

                   COMPUTATION OF EARNINGS PER SHARE
                   ---------------------------------

           (In Thousands, Except Share and Per Share Amounts)
                               (Unaudited)


                                                        Three Months
                                                       Ended March 31,
                                                    ----------------------

                                                      1995          1994
                                                    --------      --------
Average number of shares outstanding...........      205,073       205,108

Average shares issuable on exercise of stock
  options less shares repurchasable from
  proceeds.....................................          459           592
                                                    --------      --------

Total average number of common and common
  equivalent shares............................      205,532       205,700
                                                    ========      ========

Income from continuing operations..............     $190,681      $285,437

Loss from discontinued operations (Note 4).....           --        (2,139)
                                                    --------      --------

Net Income.....................................     $190,681      $283,298
                                                    ========      ========

Earnings per share:

  Income from continuing operations............     $   0.93      $   1.39

  Loss from discontinued operations............           --         (0.01)
                                                    --------      --------

  Net Income...................................     $   0.93      $   1.38
                                                    ========      ========
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